Exhibit 99.1
News Release
Contact: Steve Pernotto, Belk, Inc., 704-426-1890, steve_pernotto@belk.com
Belk, Inc. Reports First Quarter Operating Results
CHARLOTTE, N.C., May 28, 2008 — Belk, Inc. today announced operating results for its fiscal first quarter ended May 3, 2008.
Net Sales
Net sales for the 13-week period were $817.3 million compared to $904.5 million the same prior-year period. The decrease was due primarily to a difficult economic environment that affected consumer spending in Belk markets. On a comparable store basis, sales decreased 8.7 percent.
Net Income
Net income was $5.1 million for the first quarter compared to net income of $9.5 million for the same prior-year period. The decrease was due primarily to the sales decline during the period, offset by lower selling, general and administrative costs and asset impairment costs. Net income excluding non-comparable items was $4.3 million compared to net income of $14.4 million for the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Tim Belk, chairman and chief executive officer of Belk, Inc., said, “Results were disappointing for the period and reflected declining consumer confidence and worries about the economy. Our focus has been on controlling inventories and expenses in keeping with the lower sales trends. This disciplined approach enabled us to end the quarter with an inventory level lower than the prior-year period on a comparable basis. We continue to maintain a strong balance sheet that will enable the company to weather the downturn and move forward with our key strategic initiatives.”
Parisian Integration
The company is continuing its integration of 25 former Parisian stores that were rebranded as Belk in September 2007. The integration is expected to be completed in the fourth quarter of this year.
Store Expansion
Belk opened five new stores during the first quarter on March 12th in Tulsa, Okla.; Kissimmee and Haines City, Fla.; Oxford, Miss.; and Weatherford, Texas. Expansions of existing stores in Snellville, Ga. and Jacksonville, Fla. were also completed on May 7, 2008. An additional three new stores and two store expansions are scheduled to be completed this fall.

New Belk Private Brands Launched
During the first quarter, the company launched a number of new private brands programs including Pro Tour golf apparel for men and a colorful new Lorena Garcia brand featuring a variety of housewares and bedding products. The new brands are offered exclusively at Belk stores.
Belk, Inc. Stock Self Tender Offer Results Announced
On April 2, 2008, the company’s board of directors approved a self-tender offer to purchase up to 1,000,000 shares of common stock at a price of $25.60 per share. The tender offer was initiated on April 23, 2008, and on May 22, 2008, the company accepted for purchase 872,958 shares of stock for $22.3 million.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned department store company. It operates 307 Belk stores in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items”. Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the Proffitt’s, McRae’s and Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; our ability to successfully expand and operate our belk.com website; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.

For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
BELK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended
	May 3,	May 5,
	2008	2007
	(millions)
Revenues	$817.3	$904.5
Cost of goods sold (including occupancy, distribution and buying expenses)	558.2	612.6
Selling, general and administrative expenses	239.3	254.3
Gain on sale of property and equipment	1.0	.7
Asset impairment and store closing costs	.6	8.6

Operating income	20.2	29.7
Interest expense, net	(13.3)	(14.6)
Gain on sale of investments	.9	—

Income before income taxes	7.8	15.1
Income tax expense	2.7	5.6

Net income	$5.1	$9.5

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Three Months Ended
	May 3,	May 5,
	2008	2007
	(millions)
Net income	$5.1	$9.5
Gain on sale of property and equipment, net of income tax	(.6)	(.5)
Asset impairment and store closing costs, net of income tax	.4	5.4
Gain on sale of investments, net of income tax	(.6)	—

Net income excluding non-comparable items	$4.3	$14.4

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